SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 21, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 annual meeting of stockholders of R.J. Reynolds Tobacco Holdings, Inc. The meeting will be held at 9:00 a.m. (Eastern time), on Wednesday, April 30, 2003, in the RJR Plaza Building Auditorium at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

      At this year’s annual meeting, you will be asked to elect three Class I directors, ratify the appointment of KPMG LLP as independent auditors for RJR’s 2003 fiscal year and consider four stockholder proposals, if presented by their proponents. Your Board of Directors unanimously recommends a vote FOR the Class I directors nominated for election by the Board, FOR ratification of the appointment of KPMG LLP as independent auditors and AGAINST the four stockholder proposals. Accordingly, please give careful attention to these proxy materials.

      It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, you may vote your shares using a toll-free telephone number or the Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. Instructions regarding all three methods of voting are contained on the proxy card.

      Attendance at the annual meeting will be limited to our stockholders as of March 3, 2003, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of March 3, 2003, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

      For our stockholders who have not yet elected to do so, we are offering again the opportunity during this year’s voting process to elect to view future annual reports and proxy materials on the Internet, rather than receive paper copies in the mail. This service will support our efforts to reduce printing and postage costs. For further information concerning electronic delivery of documents, see the discussion under the heading “Electronic access to proxy materials and annual reports” in the proxy statement.

      If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

      Thank you for your support and continued interest in RJR.

Sincerely,

Andrew J. Schindler
Chairman and Chief Executive Officer

R.J. Reynolds Tobacco Holdings, Inc.

401 North Main Street
P. O. Box 2866
Winston-Salem, North Carolina 27102-2866

Notice of Annual Meeting of Stockholders

to be Held on Wednesday, April 30, 2003

March 21, 2003

To our Stockholders:

      The 2003 annual meeting of stockholders of R.J. Reynolds Tobacco Holdings, Inc. (which we refer to in this notice as “RJR”) will be held at 9:00 a.m. (Eastern time), on Wednesday, April 30, 2003, in the RJR Plaza Building Auditorium at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina, for the following purposes:

(1)	to elect three Class I directors to serve until the 2006 annual meeting of stockholders;

(2)	to ratify the appointment of KPMG LLP as independent auditors for RJR’s 2003 fiscal year;

(3)	to act on four stockholder proposals, if presented by their proponents; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

      Only holders of record of RJR’s common stock as of the close of business on March 3, 2003, are entitled to notice of and to vote at the 2003 annual meeting of stockholders of RJR. You may examine a list of the stockholders for any purpose relevant to the meeting during ordinary business hours during the 10-day period preceding the date of the meeting at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

      Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

By Order of the Board of Directors

McDara P. Folan, III
Secretary

R.J. Reynolds Tobacco Holdings, Inc.

401 North Main Street
P. O. Box 2866
Winston-Salem, North Carolina 27102-2866

Proxy Statement

Information about the Annual Meeting and Voting

       The Board of Directors of R.J. Reynolds Tobacco Holdings, Inc. (which we refer to in this proxy statement as “RJR” or the “Company”) is soliciting your proxy to vote at our 2003 annual meeting of stockholders (or any adjournment or postponement of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

      We began mailing this proxy statement and the enclosed proxy card on or about March 21, 2003, to all stockholders entitled to vote. We also mailed the RJR 2002 Annual Report, together with RJR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities Exchange Commission (which we refer to in this proxy statement as the “SEC”), along with this proxy statement.

Date, time and place of meeting

      The date, time and place of our 2003 annual meeting is set forth below:

Date:	Wednesday, April 30, 2003

Time:	9:00 a.m. (Eastern time)

Place:	RJR Plaza Building Auditorium RJR’s Corporate Offices 401 North Main Street Winston-Salem, North Carolina

      Attendance at our annual meeting will be limited to our stockholders as of March 3, 2003, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of March 3, 2003, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

      If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RJR at least one week before our meeting at P. O. Box 2866, Winston-Salem, North Carolina 27102-2866; telephone number (336) 741-5162.

Stockholders entitled to vote

      Stockholders who owned RJR common stock at the close of business on the record date, March 3, 2003, are entitled to vote. As of this record date, 84,835,183 shares of RJR common stock were outstanding (exclusive of 30,594,372 shares held in RJR’s treasury). Each share of RJR common stock is entitled to one vote.

Voting your proxy

      You may vote in person at the annual meeting or by proxy. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting.

      There are three ways to vote by proxy:

•	By telephone — You can vote by telephone by calling (800) 690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card;

•	By Internet — You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen; or

•	By mail — You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers.

      If you participate in the R. J. Reynolds Capital Investment Plan (which we refer to in this proxy statement as the “CIP”) or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (which we refer to in this proxy statement as the “SIP”), your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RJR common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

      The enclosed proxy card indicates the number of shares you own. If you vote by proxy, one of the individuals named on the card (your proxy) will vote your shares as you have directed. You may specify whether your shares should be voted for all, some or none of the nominees for election as Class I directors. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board in the following manner:

•	“For” the election of all three nominees for Class I director (as described on pages 6 to 11 of this proxy statement),

•	“For” the ratification of the appointment of KPMG LLP as independent auditors for 2003 (as described on pages 27 to 28 of this proxy statement), and

•	“Against” the four stockholder proposals to be presented at the annual meeting (as described on pages 28 to 37 of this proxy statement).

      If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the meeting.

Revoking your proxy

      You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

Voting in person

      If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy assigning to you the right to vote your shares from your broker, bank or nominee. The legal proxy must accompany your ballot to vote your shares in person.

Appointing your own proxy

      If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the name of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

      A quorum of stockholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares issued and outstanding and entitled to vote constitute a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker has not received instructions on that item from the beneficial owner of the shares.

Vote necessary to approve proposals

Item	Vote Necessary*

Item 1: Election of Class I Directors	Directors are elected by a plurality vote of shares present at the meeting in person or by proxy, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” affect the outcome. Withheld votes and abstentions have no effect on the vote.
Item 2: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the shares entitled to vote and present at the meeting in person or by proxy. Abstentions are counted and have the effect of a vote against the proposal.
Items 3, 4, 5 and 6: Stockholder proposals	Approval requires the affirmative vote of a majority of the shares entitled to vote and present at the meeting in person or by proxy. Abstentions are counted and have the effect of a vote against the proposal.

*	Under rules of the New York Stock Exchange (which we refer to in this proxy statement as the “NYSE”), if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Your broker may not vote your shares on Items 3, 4, 5 and 6 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3, 4, 5 and 6 but will have no effect on the vote.

Electronic access to proxy materials and annual reports

      For our stockholders who have not yet elected to do so, we are offering again the opportunity to elect to view documents issued by us, including but not limited to, prospectuses, proxy materials, annual reports and other routine company filings, over the Internet instead of receiving paper copies in the mail. By choosing to receive this information electronically, you support us in our effort to control escalating printing and postage costs. We hope that our stockholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

      If you are a registered stockholder, and have not yet elected to view documents issued by us over the Internet, you can choose to receive future annual reports and proxy materials electronically by following the appropriate prompts when you vote using the Internet. If you hold your RJR common stock in nominee name (such as through a broker), you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.

      If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent will be effective until you revoke it by terminating your registration by going to the web site www.icsdelivery.com/rjr, writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, N.C. 27102-2866, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you can request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.RJRHoldings.com.

      By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Important notice regarding delivery of stockholder documents

      SEC rules allow us to send a single copy of each of our future annual reports and proxy statements to two or more of our stockholders sharing the same address (although you will receive a separate proxy card for each stockholder in the household), subject to certain conditions, in a process called “householding.” We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

      This year we have requested again that nominees, such as brokerage firms and banks, household to stockholders who share the same last name and address and hold their shares through a nominee, so that they will receive only one copy of the proxy statement and annual report per address. If you would like to receive a separate copy of these disclosure materials, please write to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, N.C. 27102-2866, call us at (336) 741-5162, or go to the web site www.RJRHoldings.com. If you hold your RJR common stock in nominee name, additional information regarding householding of disclosure documents should be forwarded to you by your broker.

      Although we are not currently able to provide full householding to stockholders of record, if you are a stockholder of record, you can reduce mailings to your household by agreeing to access future proxy statements and annual reports using the Internet. For further discussion of electronic delivery of documents, please refer to the discussion above under the heading “Electronic access to proxy materials and annual reports.”

Further assistance

      If you have any questions or need further assistance in voting your shares, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect)
or
(800) 322-2885 (toll free)

Item 1:   Election of Class I Directors

       Our Board of Directors is divided into three classes serving staggered terms of three years. The Class I directors have a term ending on the date of the 2003 annual meeting, the Class II directors have a term ending on the date of the 2004 annual meeting, and the Class III directors have a term ending on the date of the 2005 annual meeting. Pursuant to RJR’s Certificate of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board of Directors. Currently, each of Class I and Class III is composed of three directors, and Class II is composed of four directors.

      Your Board of Directors has nominated three individuals for election as Class I directors at the 2003 annual meeting. Each nominee currently is serving as one of our directors. If you re-elect them, they will hold office until the 2006 annual meeting or until their successors have been elected and qualified.

      Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

      Your Board of Directors recommends a vote FOR the election of all nominees as Class I directors.

Biographies of our nominees for election as Class I directors

Mary K. Bush	Director since July 28, 1999	Age: 54

Ms. Bush has been President of Bush International, a provider of advice on financial strategies and business development to commercial, industrial and financial companies, since its founding in 1991. Bush International also advises governments, internationally, on financial market matters. Prior to establishing Bush International, Ms. Bush held several positions in financial institutions and served two presidents of the United States as Alternate Executive Director of the International Monetary Fund and Managing Director of the Federal Housing Finance Board, the oversight body for the Federal Home Loan Banks. Ms. Bush also is a member of the boards of directors of Mortgage Guaranty Insurance Corporation, Brady Corporation, Millennium Chemicals, Inc. and Sallie Mae, a trustee of the Pioneer Funds and a member of the Advisory Board of Washington Mutual Investors Fund.

John T. Chain, Jr.	Director since June 14, 1999	Age: 68

General (Retired) Chain has been the Chairman of Thomas Group, Inc., an international management consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He also has served as the President of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, since 1996. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain is a member of the boards of directors of ConAgra Foods, Inc., Northrup Grumman Corporation, Kemper Insurance and Thomas Group, Inc. He also was a member of the board of directors of RJR Nabisco, Inc. (now known as RJR) from 1994 until June 14, 1999, and he was a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1994 to December 2000.

Thomas C. Wajnert	Director since June 14, 1999	Age: 59

Mr. Wajnert has been Managing Director of Fairview Advisors, LLC, a merchant bank, since January 2002. He was Chairman and Chief Executive Officer of SEISMIQ, Inc., a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December

2001. Mr. Wajnert also has been the Chairman of, and a significant investor in, EPIX Holdings, Inc., a professional employer organization, since March 1998, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the board of directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation, a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert serves on the boards of directors of JLG Industries, Inc. and EPIX Holdings, Inc.

Biographies of our Class II directors (terms expiring in 2004)

A. D. Frazier, Jr.	Director since June 14, 1999	Age: 58

Mr. Frazier has been President and Chief Operating Officer of Caremark Rx, Inc., a publicly traded pharmacy benefit management company, since August 2002. He served as Chief Executive Officer of the Chicago Stock Exchange from March 2001 until August 2001, and as Chairman of the Board and Chief Executive Officer of the Chicago Stock Exchange from September 2001 to August 2002. Prior to joining the Chicago Stock Exchange, Mr. Frazier was a Global Partner and member of the Board of Directors of AMVESCAP PLC, a quoted worldwide fund manager and the parent company of INVESCO, Inc., from November 1996 to March 2001. He served as President and Chief Executive Officer of INVESCO, Inc., an investment manager, from April 1997 to December 2000. From March 1991 until November 1996, Mr. Frazier was Chief Operating Officer of the Atlanta Committee for the Olympic Games. Mr. Frazier is a member of the boards of directors of Caremark Rx, Inc. and Apache Corporation.

E. V. (Rick) Goings	Director since June 5, 2002	Age: 57

Mr. Goings has been Chairman and Chief Executive Officer of Tupperware Corporation, a worldwide direct-selling consumer products company, since October 1997, and served as its President and Chief Operating Officer from November 1992 until October 1997. Prior to joining Tupperware, Mr. Goings served at Avon Products Inc., a leading direct seller of beauty and related products, from 1985 to November 1992, where he held a number of senior management positions: in Europe as President of Avon Germany, in the Pacific Rim as Group Vice President and Senior Operating Officer, and ultimately in the United States as President of Avon USA. Mr. Goings is a member of the boards of directors of Tupperware Corporation, Rollins College and Sun Trust Bank, Central Florida, N.A., and is the former National Chairman, and current Vice Chairman, of the Board of Governors for the Boys and Girls Clubs of America.

John G. Medlin, Jr.	Director since June 14, 1999	Age: 69

Mr. Medlin is Chairman Emeritus of Wachovia Corporation, a bank holding company, and served as its Chairman from 1988 to April 1998, its Chief Executive Officer from 1977 until December 1993, and a director from 1974 until April 2000. Mr. Medlin is a member of the boards of directors of Burlington Industries, Inc., Media General, Inc. and US Airways Group, Inc. Mr. Medlin was a member of the board of directors of RJR Nabisco, Inc. (now known as RJR) from 1983 until 1989, and he was a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1989 to 1998.

Nana Mensah	Director since June 14, 1999	Age: 50

Mr. Mensah has been President, U.S. Tax Services of H&R Block Inc., a tax mortgage and financial services company, since January 2003. He was the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports agricultural products, pharmaceuticals and construction materials to foreign markets, from October 2000 until December 2002, and was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick service restaurants, from 1997 until it was sold under his auspices in October 1999. From 1994 until 1997, he served as Senior Vice President, Operations and Concept Development of PepsiCo Restaurants International, the international holding company, at that time, for KFC, Pizza Hut and Taco Bell. Mr. Mensah is the Co-Chair on the Board of Advisors of the College of Human Environmental Sciences for the University of Kentucky, and is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the Board of Trustees of the Lexington Philharmonic Society and God’s Pantry.

Biographies of our Class III directors (terms expiring in 2005)

Denise Ilitch	Director since June 14, 1999	Age: 47

Ms. Ilitch has been the President of Ilitch Holdings, Inc., a privately held company that oversees the management and operations of Little Caesar Enterprises, Inc., Olympia Entertainment, Olympia Development, the Detroit Red Wings hockey team and the Detroit Tigers baseball team, since June 2000, and served as Executive Vice President of Ilitch Holdings, Inc. from March 1999 to May 2000. Since 1997, Ms. Ilitch also has been the Vice Chairwoman of Little Caesar Enterprises, Inc., one of the top three international pizza chains, which operates restaurants on five continents, where she has been part of the senior management team for more than 20 years, and the President of Olympia Development, where she directs development efforts in downtown Detroit. Ms. Ilitch serves on the board of directors for the Detroit Branch of the NAACP, is a Detroit Red Wings Alternate Governor for the National Hockey League and is a representative of ownership of the Detroit Tigers and member of Major League Baseball. She also has been President and owner of her own marketing firm, Bright Lites, Inc.

Andrew J. Schindler	Director since June 14, 1999	Age: 58

Mr. Schindler has served as Chief Executive Officer of R. J. Reynolds Tobacco Company (which we refer to in this proxy statement as “RJR Tobacco”) since 1995 and as President and Chief Executive Officer of RJR since June 1999. He has served as a director of RJR Tobacco since 1989, and as Chairman of the Board of RJR and RJR Tobacco since July 1999. Mr. Schindler joined RJR in 1974. He became Senior Vice President — Operations of RJR Tobacco in 1989 and was elected Executive Vice President — Operations of RJR Tobacco in 1991. Mr. Schindler served as Chief Operating Officer of RJR Tobacco from 1994 until 1995 and as its President from 1994 until January 2002. He is a member of the boards of visitors of the Wake Forest University Baptist Medical Center and the Babcock Graduate School of Management, and the boards of directors of the R. J. Reynolds Foundation, Winston-Salem Business, Inc. and !dealliance (formerly the North Carolina Emerging Technology Alliance). Mr. Schindler also is Chairman of the Winston-Salem Alliance.

Joseph P. Viviano	Director since June 14, 1999	Age: 64

Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. He is a member of the boards of directors of Chesapeake Corporation, Huffy Corporation, Harsco Corporation and RPM, Incorporated.

Meetings and Committees of the Board of Directors

      The business and affairs of RJR are managed under the direction of our Board of Directors. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. All of the standing committees of the Board are comprised of non-management directors, who are independent as defined by the SEC and the NYSE listing standards. Copies of the charters of the Audit Committee, the Compensation Committee and the

Corporate Governance and Nominating Committee, as well as RJR’s Standards of Business Conduct and Current Board of Directors Practices on Certain Corporate Governance Issues, can be found in the “Inside RJRTH” section of the www.RJRHoldings.com web site, under “Corporate Governance,” or can be requested, free of charge, by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P.O. Box 2866, Winston-Salem, North Carolina 27102-2866.

      RJR’s Current Board of Directors Practices on Certain Corporate Governance Issues provides that each Board meeting agenda shall include time for an executive session with only non-employee directors present. When only non-employee directors are meeting, the director whose committee chairmanship makes him or her most appropriate to lead a discussion of the subject matter at hand presides. Otherwise, the Chair of the Corporate Governance and Nominating Committee presides. Stockholders may communicate directly with the non-management directors as a group by writing to the Chair of the Corporate Governance and Nominating Committee, R.J. Reynolds Tobacco Holdings, Inc., P.O. Box 2866, Winston-Salem, North Carolina 27102-2866.

      RJR regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act which, among other things, sets forth a number of new corporate governance standards and disclosure requirements. In addition, the NYSE has recently proposed changes to its corporate governance and listing requirements. Several of the requirements of the Sarbanes-Oxley Act and the proposed NYSE rules are subject to final SEC rulemaking and, therefore, have not yet become effective. When effective, many of the requirements may be subject to lengthy transitional provisions. We have, where practicable, included disclosure and taken actions to comply with certain of the proposed rules and rules that have been adopted but are not yet effective, even though compliance is not yet required. We will continue to monitor the progress of pending corporate governance legislation and related rule-making initiatives in order to achieve and maintain full compliance.

      During 2002, there were seven meetings of the Board of Directors of RJR. Each director attended at least 75 percent of the meetings of the Board and committees of which he or she was a member.

     Audit Committee

      The Audit Committee (1) reviews the adequacy of RJR’s internal system of accounting controls, (2) confers with the independent auditors and the internal auditors concerning their examinations of the books and records of RJR and its subsidiaries, (3) reviews actions taken to ensure compliance with RJR’s Standards of Business Conduct, (4) retains RJR’s independent auditors and (5) considers other appropriate matters regarding the financial affairs of RJR and its subsidiaries. The Audit Committee met five times during 2002. The current members of the Audit Committee are Thomas C. Wajnert (Chair), Mary K. Bush, A. D. Frazier, Jr., E. V. (Rick) Goings and Denise Ilitch.

     Compensation Committee

      The Compensation Committee (1) makes recommendations to the Board with respect to compensation and grants of restricted stock, stock options and other long-term incentives to management employees, (2) administers plans and programs relating to employee benefits, incentives and compensation, (3) initiates and oversees annually the evaluation of the performance of the Chief Executive Officer and (4) reviews and reports to the Board of Directors on succession planning for RJR’s Chief Executive Officer and other top executive management positions. The Compensation Committee met five times in 2002. The current members of the Compensation Committee are General John T. Chain, Jr. (Chair), John G. Medlin, Jr., Nana Mensah and Joseph P. Viviano.

     Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee (1) reviews the qualifications of candidates for nomination to the Board of Directors, (2) recommends to the Board nominees for election as directors,

(3) reviews annually the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation, (4) evaluates and recommends the processes and practices through which the Board conducts its business, (5) reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees, (6) reviews RJR’s corporate governance policies and considers the adequacy of such policies in response to stockholder concerns and (7) initiates and oversees annually an appraisal of the performance of the Board in meeting its corporate governance responsibilities. The Corporate Governance and Nominating Committee met three times in 2002. The current members of the Corporate Governance and Nominating Committee are John G. Medlin, Jr. (Chair), Mary K. Bush, General John T. Chain, Jr., Denise Ilitch and Thomas C. Wajnert.

      The Corporate Governance and Nominating Committee considers suggestions for Board nominees made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2004 annual meeting of stockholders by providing notice and the other required information described in RJR’s By-Laws, in writing, to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, North Carolina 27102-2866, for receipt between October 23, 2003, and November 22, 2003. A copy of RJR’s By-Laws may be obtained free of charge from the Office of the Secretary.

Compensation Committee interlocks and insider participation

      The Compensation Committee consists of General Chain and Messrs. Medlin, Mensah and Viviano. During 2002, there were no Compensation Committee interlocks or insider participation.

Director compensation

      We provide the following compensation to our outside directors for their service as directors:

     Annual retainers and fees

•	Each outside director receives an annual retainer of $50,000. In addition, each outside director who is a committee chair receives an annual retainer of $5,000.

•	Outside directors receive an attendance fee of $1,250 for each Board or committee meeting attended, including designated days during which the Board or a committee of the Board conducts RJR’s business. In addition, the members of the Audit Committee receive an attendance fee of $1,250 for each conference call they participate in to review RJR’s quarterly earnings releases. Four such conference calls were held in 2002.

•	We also reimburse directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation and lodging expenses.

     Deferred Compensation Plan

      Under our Deferred Compensation Plan for Directors of RJR, outside directors may defer payment of their compensation for services as Board or committee members until termination of service as a director or until a selected year in the future. Participating directors may elect to direct RJR to credit deferred amounts in 25 percent increments to a cash account, a stock account or a combination of both. The Plan provides that amounts deferred to the cash account earn interest at the prime rate as set by Morgan Guaranty Trust Company of New York, and amounts deferred to the stock account mirror the performance of, and receive dividend equivalents based on, RJR common stock. Participating directors are entitled to receive cash distribution of the balance in their accounts in full on the deferral date or in up to 10 annual installments commencing on the deferral date.

     Equity awards

      Upon becoming a director, each outside director receives under the Equity Incentive Award Plan for Directors of RJR and Subsidiaries (which we refer to in this proxy statement as the “EIAP”) an option to purchase 10,000 shares of RJR common stock. The options have an exercise price equal to the fair market value of RJR common stock on the date of grant. The options are not exercisable for six months following the date of grant, but thereafter are exercisable for 10 years from the date of grant. Under this provision of the EIAP, Mr. Goings received a stock option to purchase 10,000 shares of RJR common stock at an exercise price of $69.79 upon his election to the Board on June 5, 2002.

      On the date of his or her election to the Board of Directors and on the date of each annual meeting of stockholders thereafter, under the EIAP, each outside director also receives a grant of 1,000 deferred common stock units, unless the director elects to receive instead 1,000 shares of RJR common stock. In addition, under the EIAP, each eligible director receives a quarterly grant of deferred common stock units on the last day of each calendar quarter, determined by the following formula: $10,000 divided by the average closing price of a share of RJR common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units are pro-rated.

      The deferred common stock units bear dividends at the same rate as RJR common stock, but the dividends are paid in the form of additional deferred common stock units. The deferred common stock units have no voting rights. A director will receive payment of his or her deferred common stock units as soon as practicable following his or her last year of service on the Board of Directors. At the election of the director, the payment of annual grants may be made in cash or in RJR common stock. Distribution of the deferred common stock units received in connection with a quarterly award will be made only in cash. Distributions may be made in one lump sum or in up to 10 annual installments. Cash payments generally are based on the average closing price of RJR common stock during December of the year preceding payment.

      RJR does not compensate any director who is an employee of RJR or any of its subsidiaries in his or her capacity as a director.

     Other benefits

      RJR offers outside directors life insurance having a death benefit up to $100,000, a matching grants program and supplemental insurance programs.

Stock Ownership

Stock ownership of management

      The following table indicates the number of shares of RJR common stock beneficially owned as of March 3, 2003, by each director, each executive officer named in the Summary Compensation Table appearing on page 17 of this proxy statement, and all directors and executive officers as a group, based on information provided by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Number of Shares		Percent of Outstanding
Name of Beneficial Owner	Beneficially Owned		Shares Owned(1)

Lynn J. Beasley	81,479	(2)(3)	*

Charles A. Blixt	138,383	(2)(3)	*

Richard H. Bogan	11,558	(3)	*

Mary K. Bush	3,600	(2)(4)	*

John T. Chain, Jr.	4,307	(2)(4)	*

A. D. Frazier, Jr.	16,724	(2)(4)	*

E. V. (Rick) Goings	10,000	(2)(4)	*

Denise Ilitch	12,800	(2)(4)	*

Kenneth J. Lapiejko	15,521	(2)	*

James V. Maguire	49,688	(2)(3)	*

John G. Medlin, Jr.	13,688	(2)(4)	*

Nana Mensah	4,450	(2)(4)	*

Andrew J. Schindler	543,385	(2)(3)	*

Joseph P. Viviano	11,400	(2)(4)	*

Thomas C. Wajnert	21,400	(2)(4)	*

All directors and executive officers, including Mr. Lapiejko, as a group (21 persons)	1,089,080	(2)(3)(4)	1.3%

*	Less than one percent.

(1)	For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The number of shares beneficially owned includes shares of RJR common stock not currently owned, but issuable upon exercise of stock options that are exercisable as of March 3, 2003, or become exercisable within 60 days thereafter, in the following amounts: (a) 12,675 shares for Ms. Beasley; (b) 86,766 shares for Mr. Blixt; (c) 3,600 shares for Ms. Bush; (d) 1,400 shares for each of General Chain and Mr. Mensah; (e) 11,400 shares for each of Ms. Ilitch and Messrs. Frazier, Medlin and Wajnert; (f) 10,000 shares for Mr. Goings; (g) 15,521 shares for Mr. Lapiejko; (h) 8,279 shares for Mr. Maguire; (i) 380,997 shares for Mr. Schindler; (j) 6,400 shares for Mr. Viviano; and (k) 618,364 shares for all directors and executive officers as a group.

(3)	The number of shares beneficially owned includes shares of RJR common stock granted under the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan (which we refer to in this proxy statement as the “1999 LTIP”) that remain subject to certain restrictions as to continued employment and transfer as provided in the 1999 LTIP, in the following amounts: (a) 46,693 shares for Ms. Beasley; (b) 42,995 shares for Mr. Blixt; (c) 11,558 shares for Mr. Bogan; (d) 31,664 shares for Mr. Maguire; (e) 106,991 shares for Mr. Schindler; and (f) 319,698 shares for all directors and executive officers as a group.

(4)	The number of shares beneficially owned does not include the following deferred common stock units, which are RJR common stock equivalents received as equity incentives by the directors under the EIAP or credited to the directors under the Deferred Compensation Plan for Directors of RJR: (a) 7,327 units for each of Ms. Bush, Ms. Ilitch, General Chain and Messrs. Medlin and Wajnert; (b) 6,107 units for Mr. Frazier; (c) 2,359 units for Mr. Goings; (d) 6,262 units for Mr. Mensah; and (e) 12,835 units for Mr. Viviano.

Stock ownership of principal stockholders

      We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than five percent of our common stock. According to the Schedule 13G or 13G/A filed by each owner with the SEC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of, and do not have the effect of, change or influence of control over us and were not acquired in connection with, or as a party to, any transaction having such purpose or effect.

	Number of Shares		Percent of Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Shares Owned(5)

FMR Corp.	12,849,123	(1)	15.1%
82 Devonshire Street
Boston, MA 02109

Capital Research and Management Company	12,464,930	(2)	14.7%
333 South Hope Street
Los Angeles, CA 90071

INVESCO Asset Management Limited	4,715,000	(3)	5.6%
30 Finsbury Square
London, England EC2A 1AG

The Investment Company of America	4,461,666	(4)	5.3%
333 South Hope Street
Los Angeles, CA 90071

(1)	FMR Corp., a parent holding company, and/or its subsidiaries and affiliates, held sole voting power over 1,285,786 of these shares and sole dispositive power over all of these shares, as of December 31, 2002, based on its Schedule 13G/A filed with the SEC on February 14, 2003.

(2)	Capital Research and Management Company, acting as investment advisor to various investment companies, held no voting power and sole dispositive power over all of these shares, as of December 31, 2002, based on a Schedule 13G/A filed jointly by Capital Research and Management Company and The Investment Company of America with the SEC on February 10, 2003.

(3)	INVESCO Asset Management Limited held shared voting power and shared dispositive power over all of these shares, as of March 5, 2003, based on its Schedule 13G filed with the SEC on March 7, 2003.

(4)	The Investment Company of America, an investment company advised by Capital Research and Management Company, held sole voting power and no dispositive power over all of these shares, as of December 31, 2002, based on a Schedule 13G/A filed jointly by The Investment Company of America and Capital Research and Management Company with the SEC on February 10, 2003.

(5)	Based on 84,835,183 shares of RJR common stock outstanding (exclusive of 30,594,372 shares held in RJR’s treasury) on March 3, 2003, the record date for our 2003 annual meeting.

Section 16(a) beneficial ownership reporting compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10 percent of our common stock (“reporting persons”) to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of RJR common stock with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and the NYSE.

      Based solely on our review of the copies of the forms that we have received, and on written representations from certain reporting persons that no additional forms were required, we believe that all of our reporting persons complied with these filing requirements for transactions which occurred during 2002.

Executive Compensation and Transactions with Management

Summary

      The following pages describe the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers (as defined by the rules of the SEC) of RJR at the end of the last completed fiscal year. In addition, pursuant to the proxy rules adopted by the SEC concerning the disclosure of executive compensation, information regarding the compensation paid to Kenneth J. Lapiejko, RJR’s former Executive Vice President and Chief Financial Officer whose active employment with RJR terminated on July 19, 2002, also is provided.

      The long-term compensation shown in the Summary Compensation Table appearing on page 17 and discussed elsewhere in this proxy statement was granted under the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan. The 1999 LTIP provides for various types of awards, such as restricted stock, stock options and performance units. This proxy statement also describes the future compensation that the named executive officers may receive under RJR’s retirement plans and, following termination of employment under various circumstances, under individual agreements.

Compensation Committee report on executive compensation

      Pursuant to the proxy rules adopted by the SEC designed to enhance disclosure of public companies’ policies toward executive compensation, the Compensation Committee of RJR’s Board of Directors submits the following report:

      This report is submitted to the stockholders by the Compensation Committee (the “Committee”) of the Board of Directors and reflects the executive compensation policies and practices of RJR and its subsidiaries during 2002. The Committee is responsible for executive compensation and oversees the administration of RJR’s executive compensation programs and plans. The Committee reports regularly to the Board of Directors, and the Board is periodically asked to approve or ratify Committee actions. During 2002, the Committee consisted of directors who were not employees of the Company or any of its subsidiaries, and who, therefore, were not eligible to participate in any of the Company’s executive compensation programs or plans.

     Executive Compensation Principles and Policies

      In determining the amounts, composition and terms and conditions of the compensation for executive officers of RJR in 2002, the Committee was guided by two principles: (1) compensation opportunities must enable RJR to attract and retain individuals with the high caliber of talent and skills critical to RJR’s success and (2) a substantial portion of each executive officer’s compensation must be tied to quantifiable measures of RJR’s financial performance and/or stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.

      As noted in Compensation Committee reports in prior years, the federal tax code limits the ability of publicly traded companies to secure an income tax deduction for compensation paid to highly compensated individuals. Although the Committee has taken, and intends to continue taking, actions to limit the impact of this law, the Committee believes that the tax deduction is only one of several considerations in setting compensation and that the tax deduction limitations should not be permitted to compromise RJR’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may occasionally result in some compensation that is not deductible for federal income tax purposes.

     Major Compensation Components

      The compensation program for executive officers is composed of base salary, annual and long-term performance-based incentive compensation, and benefits. In determining appropriate compensation plans and levels, the Committee relies on outside consultants who report directly to the Committee and who provide survey and other data regarding compensation practices of companies that are representative of the size and type of company with which RJR competes in the marketplace for executive talent. This is generally a broader and more diverse group of companies than used for the peer company index in the performance graph mandated by the Securities and Exchange Commission, which appears on page 26 of this proxy statement. The base salary and targeted incentive compensation levels of comparator companies are among several factors the Committee considers in determining appropriate base salary and targeted incentive compensation levels of executive officers of RJR, as described below.

     Annual Compensation

      The annual compensation for each of the named executive officers is composed of salary and an annual targeted bonus opportunity. In general, executive officers’ salaries are targeted to reflect the median of competitive practices, as reflected in survey data used by the Committee for comparison purposes. Annual compensation levels (salaries plus an annual target bonus opportunity) are generally set between the 50th and 75th percentile of the compensation practices of comparator companies. A senior executive will receive an increase in salary and/or annual target bonus opportunity only when performance warrants, or the Committee determines that either a change in the individual’s responsibilities or in competitive or market conditions warrant such an action. Ms. Beasley and Messrs. Schindler, Blixt and Maguire each received base salary increases during 2002 based on performance, job responsibilities and comparisons of survey data. Neither Mr. Bogan nor Mr. Lapiejko received base salary increases in 2002.

      The annual bonus amounts shown in the Summary Compensation Table for the named executive officers were based entirely on ratings of RJR’s financial and market share performance during 2002. The measure of financial performance was net income. For 2002, the Company’s performance under the annual bonus program provided a maximum bonus opportunity of 150 percent of the target bonus opportunity.

     Long-term Compensation

      The Committee utilizes a mix of various forms of stock-based and multi-year incentive opportunities to motivate executives to maintain a longer-term perspective.

      In 2002, long-term grants were made in the form of restricted stock and performance units. The initial dollar value of each recipient’s total grant, which was competitively determined, was split into two parts. Fifty percent of the initial grant value was converted into restricted shares of the Company’s common stock after the value of dividends projected to be paid over three years was considered. The other 50 percent of the total initial grant value was converted into performance units, with each performance unit having a stated value of $1.00. The restriction period for the shares of restricted stock is three years, and the performance period for the performance units is three years. Both awards vest after three years if the Company pays to its stockholders a dividend of at least $0.95 per share per quarter for each of the 12 quarters of the restriction/performance period (the “threshold performance requirement”), unless the Board of Directors approves vesting of all or part of the grant when a lower dividend is paid for one or more quarters during the restriction/performance period. Otherwise, the grants do not vest and are forfeited. At the end of the restriction/performance period, if the threshold performance requirement is met, the original number of shares of restricted stock and performance units will be multiplied by the average of the total weighted annual bonus program scores for the financial and market share components of the annual bonus opportunity for each year of the three-year restriction/performance period to determine the final award levels. (See footnote 5 to the Summary Compensation Table on pages 17 to 18 of this proxy statement and the Long-Term Incentive Plans — Awards in Last Fiscal Year Table on

page 20 of this proxy statement for a more detailed description of the restricted stock and performance units referred to here.)

     Chief Executive Officer’s Compensation

      Mr. Schindler’s compensation for 2002 was based on his performance, competitive market data and the Company’s financial and market share performance.

      Effective March 1, 2002, the Committee approved an increase in Mr. Schindler’s annual base salary from $1,000,000 to $1,050,000, based on the above-mentioned factors and survey data of comparison companies. The Committee approved a bonus of $250,000 for Mr. Schindler for 2002, based on ratings for the Company’s financial and market share performance under the annual bonus plan.

      Under the long-term compensation structure described above, Mr. Schindler was awarded a 2002 grant that had an initial grant value of $4,200,000. This initial grant value was converted to 32,362 shares of restricted stock (based on a $53.49 per share closing market price on the July 26, 2002 grant date and projected dividends based on $0.95 per share per quarter for each of 2002, 2003 and 2004) and 2,100,000 performance units.

      In connection with the spinoff of RJR by Nabisco Group Holdings Corp. on June 14, 1999, and as an incentive to retain Mr. Schindler’s services as an employee of RJR after the spinoff, Mr. Schindler was granted a special retention bonus of $3,600,000 under a cash retention program established in 1998. This special retention grant vested 50 percent at the end of three years, and will vest an additional 25 percent after four years and 25 percent after five years. The first 50 percent payment was funded on June 15, 1999, in a special trust established for the purpose of holding retention bonus funds until they become payable, and was paid on June 15, 2002. The 25 percent payment to be paid at the end of the fourth year was funded through the trust on June 15, 2000, and the 25 percent payment to be paid at the end of the fifth year was funded through the trust on June 15, 2001. According to the provisions of the program and the trust, unpaid payments may partially vest if Mr. Schindler is involuntarily terminated under certain circumstances.

     Summary

      The Committee believes that the executive compensation program must continually provide compensation potential of such significance that individuals of exceptional talent and skills are motivated to join and remain with RJR and to perform in an exceptional manner. By ensuring that such persons are managing RJR’s operations, the long-term interests of stockholders will be best served. The actions taken by the Committee during 2002 were consistent with this focus and the principles outlined above.

Respectfully submitted,

John T. Chain, Jr. (Chair)
John G. Medlin, Jr.
Nana Mensah
Joseph P. Viviano

Summary Compensation Table

      The following table shows the annual and long-term compensation paid or accrued by RJR and its subsidiaries to our Chief Executive Officer and our other four most highly compensated executive officers for the years ending December 31, 2002, 2001 and 2000. In addition, pursuant to the proxy rules adopted by the SEC concerning the disclosure of executive compensation, information regarding the compensation paid to Kenneth J. Lapiejko, RJR’s former Executive Vice President and Chief Financial Officer whose active employment with RJR terminated on July 19, 2002, also is provided. Our Chief Executive Officer, our four other most highly compensated executive officers and Mr. Lapiejko are referred to collectively in this proxy statement as the “named executive officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

							Securities
					Restricted		Underlying	Long-Term
		Aggregate		Other Annual	Stock		Options	Incentive
		Base	Bonus	Compensation	Awards		Awarded	Payouts
Name and Principal Position	Year	Salary ($)	($)	($)(3)	($)(4)		(#)	($)

Andrew J. Schindler	2002	1,041,667	250,000	80,938	1,731,043	(5)	—	714,000
Chairman of the Board,	2001	983,333	1,148,000	78,732	1,701,231	(6)	—	753,797
President and Chief	2000	900,000	1,250,000	77,365	1,163,497	(7)	—	803,239
Executive Officer

Lynn J. Beasley	2002	700,000	142,000	65,092	865,522	(5)	—	321,300
President and Chief	2001	495,833	431,000	64,109	688,985	(6)	—	337,149
Operating Officer,	2000	475,000	495,000	62,426	523,566	(7)	—	344,833
RJR Tobacco

Charles A. Blixt	2002	512,500	92,000	65,227	667,716	(5)	—	303,450
Executive Vice President,	2001	495,833	431,000	64,350	688,985	(6)	—	321,512
General Counsel and	2000	475,000	495,000	62,315	523,566	(7)	—	335,557
Assistant Secretary

Richard H. Bogan(1)	2002	222,826	295,000 (2)	56,788	618,237	(5)	—	-0-
Executive Vice President
and Chief Financial Officer

James V. Maguire	2002	350,583	55,000	81,211	370,953	(5)	—	214,200
Executive Vice President —	2001	339,167	255,000	57,189	382,776	(6)	—	229,926
Sales, RJR Tobacco	2000	325,000	293,000	55,871	290,870	(7)	—	245,361

Kenneth J. Lapiejko	2002	416,000	43,000	65,348	-0-	(5)	—	178,500
Former Executive	2001	413,333	358,000	65,352	688,985	(6)	—	197,420
Vice President and	2000	391,667	417,000	63,644	523,566	(7)	—	210,291
Chief Financial Officer

[Additional columns below]

[Continued from above table, first column(s) repeated]

All
Other
Compensation
Name and Principal Position	($)(8)

Andrew J. Schindler	1,865,690
Chairman of the Board,	2,588,000
President and Chief	63,971
Executive Officer

Lynn J. Beasley	97,097
President and Chief	1,206,725
Operating Officer,	28,384
RJR Tobacco

Charles A. Blixt	28,305
Executive Vice President,	1,244,725
General Counsel and	26,609
Assistant Secretary

Richard H. Bogan(1)	6,685
Executive Vice President
and Chief Financial Officer

James V. Maguire	91,922
Executive Vice President —	1,066,465
Sales, RJR Tobacco	54,519

Kenneth J. Lapiejko	27,900
Former Executive	1,072,910
Vice President and	21,733
Chief Financial Officer

(1)	Mr. Bogan’s employment with RJR commenced on July 22, 2002.

(2)	This amount includes a $250,000 “sign-on” bonus.

(3)	The amounts shown in the table include amounts attributed to the named executive officers’ participation in the executive perquisite program of RJR and its subsidiaries, which provided them with supplemental insurance, a leased automobile and an annual allowance in the following amounts during 2002: Mr. Schindler — $54,750; Ms. Beasley — $47,500; Mr. Blixt — $47,500; Mr. Bogan — $23,750; Mr. Maguire — $40,000 and Mr. Lapiejko — $47,500.

(4)	The December 31, 2002 values of restricted shares of RJR common stock held by each of the named executive officers are as follows: Mr. Schindler (187,099 shares with a value of $7,878,739), Ms. Beasley (82,491 shares with a value of $3,473,696), Mr. Blixt (77,126 shares with a value of $3,247,776), Mr. Bogan (11,558 shares with a value of $486,707) and Mr. Maguire (52,107 shares with a value of $2,194,226). Dividends are paid on the restricted shares of RJR common stock to the same extent as for unrestricted shares.

(5)	These restricted shares of RJR common stock were awarded under the 1999 LTIP, and are scheduled to vest on the later of July 26, 2005, or the date the RJR Annual Incentive Award Plan (which we refer to in this proxy statement as the “AIAP”) score for 2004 is determined. For these restricted shares to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.95 in each fiscal quarter during the period from July 26, 2002 through December 31, 2004, unless the Board of Directors specifically approves the vesting of the grant when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the restricted stock agreement as the “threshold performance requirement”). On the vesting date, if the threshold performance requirement has been met, the original number of restricted shares will be multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of 2002, 2003 and 2004, resulting in a revised number of shares. If the revised number is greater than the original number of restricted shares, all of the restricted shares will vest, and RJR will issue an additional number of unrestricted shares of RJR common stock to the named executive officer equal to the difference between the revised number and the original number. If the revised number is less than the original number, the named executive officer will forfeit the number of shares equal to the difference between the original number of restricted shares and the revised number, and the remaining restricted shares will vest.

These restricted shares will vest pro rata upon the named executive officer’s termination of employment without cause (as such term is defined in the restricted stock agreement) or retirement, and all of these restricted shares will be fully vested upon the named executive officer’s death or permanent disability, or a change of control of RJR (as such term is defined in the restricted stock agreement). Upon the named executive officer’s voluntary termination of employment or termination of employment for cause, the named executive officer will forfeit all of his or her awarded shares of RJR common stock still subject to the restrictions.

(6)	These restricted shares of RJR common stock were awarded under the 1999 LTIP, and are scheduled to vest on the later of January 31, 2004, or the date the AIAP score for 2003 is determined. For these restricted shares to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.775 per quarter for each of the 12 quarters from January 1, 2001 through December 31, 2003, unless the Board of Directors specifically approves the vesting of the grant when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the restricted stock agreement as the “threshold performance requirement”). On the vesting date, if the threshold performance requirement has been met, the original number of restricted shares will be multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of 2001, 2002 and 2003, resulting in a revised number of shares. If the revised number is greater than the original number of restricted shares, all of the restricted shares will vest, and RJR will issue an additional number of unrestricted shares of RJR common stock to the named executive officer equal to the difference between the revised number and the original number. If the revised number is less than the original number, the named executive officer will forfeit the number of shares equal to the difference between the original number of restricted shares and the revised number, and the remaining restricted shares will vest.

These restricted shares will vest pro rata upon the named executive officer’s termination of employment without cause (as such term is defined in the restricted stock agreement) or retirement, and all of these restricted shares will be fully vested upon the named executive officer’s death or permanent disability, or a change of control of RJR (as such term is defined in the restricted stock agreement). Upon the named executive officer’s voluntary termination of employment or termination of employment for cause, the named executive officer will forfeit all of his or her awarded shares of RJR common stock still subject to the restrictions.

(7)	These restricted shares of RJR common stock were awarded under the 1999 LTIP, and vested on February 2, 2003. For these restricted shares to vest, RJR was required to pay to its stockholders a dividend per share of RJR common stock of at least $0.775 per quarter for each of the 12 quarters from January 1, 2000 through December 31, 2002 (referred to in the restricted stock agreement as the “threshold performance requirement”). On February 2, 2003, since the threshold performance requirement had been met, the original number of restricted shares was multiplied by 92.5 percent, the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of 2000, 2001 and 2002, resulting in a revised number of shares. Since the revised number was less than the original number, on the vesting date, the named executive officers, other than, Mr. Lapiejko, forfeited 7.5 percent of the original number of restricted shares awarded to them, and the remaining shares vested. Pursuant to the terms of his restricted stock agreement, Mr. Lapiejko’s restricted shares vested pro rata upon the termination of his active employment with RJR on July 19, 2002.

(8)	The amounts shown in the table reflect the following RJR contributions made on behalf of the named executive officers under RJR’s qualified and non-qualified defined contribution plans during 2002:

	RJR Matching Contribution	RJR Contribution
Name	(qualified plan)	(non-qualified plan)

Mr. Schindler	$5,100	$60,590

Ms. Beasley	5,100	28,830

Mr. Blixt	5,100	23,205

Mr. Bogan	5,100	1,585

Mr. Maguire	5,100	12,978

Mr. Lapiejko	5,100	22,800

In addition, in 2002, (1) Mr. Schindler received 50 percent of his special retention award of $3,600,000 ($1,800,000) under the Retention Incentive Program, as described in the Compensation Committee report on page 16, and in “Executive Compensation and Transactions with Management — Agreements with executive officers” on page 24, of this proxy statement, and (2) Ms. Beasley and Mr. Maguire were reimbursed $63,167 and $73,844, respectively, by RJR for fees incurred by them in connection with their exercises of certain tandem stock options and the sale of a portion of the shares of RJR common stock acquired upon such exercises.

Long-term incentive compensation

      RJR maintains the 1999 LTIP to provide executives with long-term performance-based incentive compensation. RJR has issued stock options, restricted stock and other performance-based awards under the 1999 LTIP to the named executive officers and to other key employees. The following table provides information relating to the exercise of employee stock options by the named executive officers during fiscal year 2002 and the number and value of shares of RJR common stock subject to stock options held by the named executive officers as of December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs at Fiscal		the-Money Options/SARs
			Year-End (#)(1)		at Fiscal Year-End ($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew J. Schindler	(3)	—	380,997	170,000	4,154,792	1,644,325

Lynn J. Beasley	90,180	2,178,380	12,675	70,000	145,333	677,075

Charles A. Blixt	10,346	316,446	86,766	70,000	886,498	677,075

Richard H. Bogan	(4)	—	—	—	—	—

James V. Maguire	92,247	2,228,706	8,279	70,000	69,578	677,075

Kenneth J. Lapiejko	99,423	1,907,466	15,521	-0-	169,251	-0-

(1)	The unexercisable RJR stock options are grants of RJR stock options made in tandem with grants of restricted shares of RJR common stock on June 15, 1999.

(2)	The dollar values of the RJR stock options are calculated by determining the difference between the fair market value of the shares of RJR common stock underlying the options and the exercise price of such options at December 31, 2002.

(3)	Mr. Schindler did not exercise any RJR stock options during 2002.

(4)	Mr. Bogan has not been granted any RJR stock options.

      The regular annual 2002 long-term incentive grants for all of the named executive officers were made in the form of restricted shares of RJR common stock, as described in footnote (5) to the Summary Compensation Table, and performance units, the value of which is based on the financial and market share performance of RJR and its subsidiaries over a three-year period. The following table identifies the performance units that were granted to the named executive officers on July 26, 2002, and the threshold, target and maximum values of the performance units upon their maturation.

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	Or Other	Non-Stock Price-Based Plans(1)
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	Or Payout	($)	($)	($)

Andrew J. Schindler	2,100,000	12/31/04	–0–	2,100,000	3,150,000

Lynn J. Beasley	1,050,000	12/31/04	–0–	1,050,000	1,575,000

Charles A. Blixt	810,000	12/31/04	–0–	810,000	1,215,000

Richard H. Bogan	750,000	12/31/04	–0–	750,000	1,125,000

James V. Maguire	450,000	12/31/04	–0–	450,000	675,000

Kenneth J. Lapiejko	–0–	—	—	—	—

(1)	The performance units have a three-year performance period, consisting of RJR’s fiscal years 2002, 2003 and 2004. At the end of the performance period, the performance units will be valued and paid, if they vest, or cancelled, if they do not vest. For the performance units to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.95 in each fiscal quarter during the period from July 26, 2002 through December 31, 2004, unless the Board of Directors specifically approves the vesting of the performance units when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the performance units agreement as the “threshold performance requirement”). At the end of the vesting period, if the threshold performance requirement has been met, the value of each performance unit will be multiplied by the average of the total weighted RJR Annual Incentive Award Plan percentage scores for the financial and market share components of the AIAP for each of 2002, 2003 and 2004. Payment of performance units will be made only in cash.

In the event of a named executive officer’s death, permanent disability, retirement or termination of employment without cause (as such term is defined in the performance units agreement) or a change of control of RJR (as such term is defined in the performance units agreement) prior to December 31, 2004, the number of performance units which will vest, if not previously cancelled due to RJR’s failure to meet the threshold performance requirement, will be equal to the product of (a) the original number of performance units granted to the named executive officer, and (b) a fraction, the numerator of which will be the number of whole or partial months between January 1, 2002 and the date of the named executive officer’s termination of employment, and the denominator of which will be 36. Except in the event of a change of control of RJR, the value of a performance unit will equal $1. In the event of a change of control of RJR, the value of each performance unit will be equal to the greater of (i) $1, or (ii) $1 multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of the years 2002, 2003 and 2004 completed prior to the change of control. Upon a named executive officer’s voluntary termination of employment or termination of employment for cause prior to December 31, 2004, all of his or her performance units will be cancelled.

Retirement plans

      The named executive officers participate in noncontributory defined benefit retirement plans maintained by RJR. Messrs. Schindler and Bogan also participate in a Supplemental Executive Retirement Plan, which we refer to in this proxy statement as the “SERP.” Benefits under the SERP are payable only after a participant’s retirement at a specified retirement age or earlier retirement or termination in various circumstances.

      The following table shows the estimated annual benefits payable to Messrs. Schindler and Bogan upon retirement under the SERP, as described in the preceding paragraph. The retirement benefits shown are computed before being offset for Social Security and are based upon retirement at age 60 and the payment of a single-life annuity.

Estimated Annual Retirement Benefits

Years of Service(1)
Average Final Compensation(1)	20 or More

$ 500,000	$250,000

600,000	300,000

700,000	350,000

800,000	400,000

900,000	450,000

1,000,000	500,000

1,100,000	550,000

1,200,000	600,000

1,300,000	650,000

1,400,000	700,000

1,500,000	750,000

1,600,000	800,000

1,700,000	850,000

1,800,000	900,000

1,900,000	950,000

2,000,000	1,000,000

2,100,000	1,050,000

2,200,000	1,100,000

2,300,000	1,150,000

2,400,000	1,200,000

2,500,000	1,250,000

2,600,000	1,300,000

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Mr. Schindler’s Average Final Compensation as of December 31, 2002 was $2,123,842, and he is expected to have more than 20 years of credited service at age 60. Mr. Bogan’s Average Final Compensation as of December 31, 2002 was $535,652, and he is expected to have more than 20 years of credited service at age 60, which includes an additional 12 years of credited service granted to Mr. Bogan effective upon the commencement of his employment with RJR.

      We have determined the retirement benefits for Ms. Beasley and Mr. Blixt by the formula under a noncontributory defined benefit plan maintained by RJR that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

Estimated Annual Retirement Benefits

	Years of Service(1)

Average Final Compensation (1)	30	35	40 or more

$ 800,000	$300,873	$322,254	$339,359

900,000	338,824	362,878	382,121

1,000,000	376,776	403,502	424,884

1,100,000	414,728	444,127	467,646

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Average Final Compensation as of December 31, 2002 was $943,099 for Ms. Beasley and $940,319 for Mr. Blixt. Estimated years of credited service, rounded to the nearest year, at age 65 is 40 years for Ms. Beasley and 32 years for Mr. Blixt.

      We have determined the retirement benefits for Messrs. Maguire and Lapiejko by the formula under a noncontributory defined benefit plan maintained by RJR that is subject to a Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

Estimated Annual Retirement Benefits

	Years of Service(1)

Average Final Compensation(1)	30	35	40 or more

$500,000	$257,905	$300,889	$343,873

600,000	310,405	362,139	413,873

700,000	362,905	423,389	483,873

800,000	415,405	484,639	553,873

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 60 consecutive months that yield the highest average compensation during the participant’s last 120 months of service.

Mr. Maguire’s Average Final Compensation as of December 31, 2002, was $533,306, and he is expected to have more than 40 years of credited service at age 65.

Mr. Lapiejko’s Average Final Compensation as of December 31, 2002, was $668,770, and his Average Final Compensation as of July 31, 2005, Mr. Lapiejko’s official “Separation Date” under his July 10, 2002 Severance Agreement with RJR described on page 25 of this proxy statement, is expected to be approximately $722,336. On his Separation Date, Mr. Lapiejko will be entitled to an early retirement benefit under the plan and, pursuant to the terms of his Severance Agreement, will be deemed to have 30 years of credited service. Accordingly, the annual single life annuity payable to Mr. Lapiejko on his Separation Date or upon his later retirement is expected to be approximately $380,427, reducing to $376,763 at age 62. Pursuant to the funding of retirement benefits program described below, Mr. Lapiejko’s retirement benefit will be reduced by $213,412 per year following a cash payment and purchase of deferred annuity contract totaling $3,243,722 as a result of the termination of his active employment with RJR on July 19, 2002.

Funding of retirement benefits

      In the summer of 2000, RJR offered to its current and retired employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75 percent of their total earned qualified and non-qualified pension benefits funded over a three-year period. Under this program, eligible participants could elect to continue to have all of their non-qualified pension benefit payments made in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions. Alternatively, eligible participants could elect to have a specified portion of their non-qualified pension benefits funded, which for electing active employees will result in their non-qualified pension benefits being paid at an earlier time than required under current non-qualified pension plan provisions. Under this program, participants who are active employees will receive such benefits out of funds already set aside in a retention trust established on May 13, 1998. Participants who are already retirees will receive such benefits directly from RJR. The remaining 25 percent of each participant’s total earned pension benefits not funded under this program will continue to be paid in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions.

      With respect to participants who are active employees and have elected the alternative funded payment option, RJR calculated their funding levels based on the qualified and non-qualified pension benefits they had earned as of January 31, 2000. For those participants whose total earned pension benefits funding level was less than 50 percent at that time, an amount (payable in 2003) was designated in the trust to increase their funding level to 50 percent. For those participants whose total earned pension benefits funding level was less than 65 percent as of January 31, 2001, an additional amount (payable in 2004) was designated in the trust to increase their funding level to 65 percent. Finally, for those participants whose total earned pension benefits funding level was less than 75 percent as of January 31, 2002, an additional amount (payable in 2005) was designated in the trust to increase their funding level to 75 percent. All of the designated amounts have been targeted to be comparable on an after-tax basis to each participant’s earned non-qualified pension benefits funded at that time.

      In the event a participant who was an active employee at the time of his or her election to participate in the funding program voluntarily terminates his or her employment (including retirement), the participant will forfeit any right to any further payments from the trust, and such payments will be paid directly by RJR. If a participant’s employment is terminated because of his or her death or permanent disability, the participant (or his or her estate) will receive all of his or her remaining designated payments from the trust as soon as practicable thereafter. If a participant’s employment is involuntarily terminated, the participant may be entitled to receive a pro rata portion of his or her remaining payments from the trust, and the remainder of such payments will be paid directly by RJR. However, if the termination without cause occurs following a change of control of RJR (as such term is defined in the trust document), the participant will receive all of his or her remaining payments from the trust. Any earned non-qualified pension benefits not provided from the trust will continue to be paid in the form(s) and at the time(s) specified under current non-qualified pension plan provisions.

Agreements with executive officers

      In October 1988, RJR entered into an employment agreement with Mr. Schindler, which was amended in December 1988, June 1999 and January 2002, and supplemented in October 1999, providing (as amended and supplemented) that if Mr. Schindler’s employment is terminated other than for “cause,” he will be entitled to an amount equal to three times his annual salary and target bonus, payable over three years. In addition, he is entitled to receive retirement credits, welfare benefits and other perquisites for the same three-year period. Mr. Schindler’s employment agreement further provides that upon a “change of control,” Mr. Schindler immediately will be paid in a lump sum an amount equal to three times his annual salary and target bonus (or last bonus, if higher), regardless of whether his employment with RJR ends at that time or some later date. Whenever Mr. Schindler retires from RJR, provided that the retirement is after the date of a change of control, he will be credited with three years of retirement credits, and the value of his lump sum payment made upon the change of control will be deemed to be the compensation received during the three additional years of credited service.

      “Cause” includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to RJR. A “change of control” includes specified acquisitions of 30 percent or more of the combined voting power of RJR securities, various changes in the composition of the RJR Board of Directors, selected mergers or consolidations of RJR or the disposition of substantially all of the assets of RJR.

      If a “parachute” excise tax is imposed on any payments to Mr. Schindler, Mr. Schindler will be entitled to tax reimbursement payments. In addition, upon a change of control, restrictions on restricted stock held by Mr. Schindler will lapse and all his outstanding stock options under the 1999 LTIP will vest and be cashed out at an amount equal to the difference between the option price and the market price. Upon termination of employment following a change of control, Mr. Schindler’s annual incentive awards and performance units also will vest pro rata and be paid in a lump sum.

      RJR has entered into severance agreements with its other executive officers, including Ms. Beasley and Messrs. Blixt, Bogan and Maguire, which, in each case, provide that if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” he or she will receive two years base salary plus bonus, payable over three years, benefit continuation for three years, and if in effect, coverage under the executive perquisite plan for three years. “Cause” includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the RJR Board of Directors. “Good reason” includes a substantial reduction in the executive’s responsibilities, a more than 20 percent reduction in the executive’s salary and annual bonus opportunity and relocation. Compensation continuance is based on the highest annual rate of salary in effect during the 12 months immediately before termination and the current target incentive award opportunity for the calendar year in which employment terminates.

      RJR also has entered into change of control agreements with its other executive officers, including Ms. Beasley and Messrs. Blixt, Bogan and Maguire. These agreements provide that, if there is a change of control of RJR, the executive is entitled to tax reimbursement payments if a “parachute” excise tax is imposed, reimbursement payments for legal and accounting fees as a result of termination of employment, and severance as if termination of employment were by RJR without cause or by the executive with “good reason.” Following a change of control, “good reason” includes a material reduction in the executive’s duties, position and reporting relationship, a reduction in pay grade or bonus opportunity, RJR’s failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RJR which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, termination of employment without written notice by RJR and relocation.

      As described on pages 20 to 21 of this proxy statement, Messrs. Schindler and Bogan participate in a Supplemental Executive Retirement Plan. Under the SERP, in the event of a “change of control” (as such term is defined in the 1999 LTIP), the SERP benefits of Messrs. Schindler and Bogan will be funded in a rabbi trust. At the earlier of his normal “Retirement Age” or other “Retirement Date” (as such terms are defined in the SERP), Mr. Schindler and Mr. Bogan, as applicable, will receive an annuity purchased from the rabbi trust.

      In connection with the spin-off of RJR by Nabisco Group Holdings Corp. on June 14, 1999, Mr. Schindler was granted a special retention award of $3,600,000 under the Retention Incentive Program, as described in the Compensation Committee report on page 16 of this proxy statement. Mr. Schindler’s special retention grant vested 50 percent at the end of three years, and will vest an additional 25 percent after four years and 25 percent after five years. The first 50 percent payment was funded through the trust described above on June 15, 1999, and was paid on June 15, 2002. The 25 percent payment to be paid at the end of the fourth year was funded through the trust on June 15, 2000, and the 25 percent payment to be paid at the end of the fifth year was funded through the trust on June 15, 2001.

      According to the terms of the Retention Incentive Program and related trust, the following rules apply if Mr. Schindler’s employment terminates prior to June 15, 2004:

•	If Mr. Schindler voluntarily terminates employment (including retirement) or if his employment is terminated for “cause” (as defined in his employment agreement), he will forfeit all rights to any unpaid payments.

•	If Mr. Schindler’s employment is terminated because of his death or permanent disability, he (or his estate) will receive the entire amount of any unpaid payments.

•	If Mr. Schindler’s employment is involuntarily terminated without “cause” prior to June 15, 2004, he will be paid $3,600,000 less the amount of any payments that he previously received from the trust.

•	If Mr. Schindler’s employment is involuntarily terminated following a change of control (as defined in the 1999 LTIP), he will be paid $3,600,000 less the amount of any payments that he previously received from the trust.

      On July 19, 2002, Mr. Lapiejko terminated his active employment with RJR, pursuant to the terms of a Severance Agreement with RJR dated July 10, 2002 (which we refer to in this proxy statement as the “Severance Agreement”). Under the Severance Agreement, Mr. Lapiejko will receive “Compensation Continuance” of $728,000 per year, payable monthly, plus benefit continuation and coverage under RJR’s executive perquisite program, for the three-year period ending July 31, 2005. During the period of Compensation Continuance, if Mr. Lapiejko becomes employed by an employer not affiliated with RJR, his Compensation Continuance will continue and he will remain eligible to participate in the R. J. Reynolds Capital Investment Plan. However, his other benefits will be appropriately terminated, coordinated or offset to the extent provided for by the other employer. If Mr. Lapiejko dies during the period of Compensation Continuance, any Compensation Continuance that would have been paid to him had he lived until July 31, 2005, his official “Separation Date” under the Severance Agreement, will be paid in a lump sum to his estate.

      Since Mr. Lapiejko will be at least age 55 with 10 or more years of retirement service as of his Separation Date, he will be entitled to an early retirement benefit under a noncontributory defined benefit retirement plan of RJR commencing on August 1, 2005. The Severance Agreement provides that, for purposes of calculating his total retirement benefits, including vesting for purposes of retiree health contributions, Mr. Lapiejko will be deemed to have 30 years of credited and eligible service upon his retirement from RJR. For further discussion of Mr. Lapiejko’s retirement benefits, see page 22 of this proxy statement.

Performance graph

      The following graph shows changes over the period from June 15, 1999, the first day of regular way trading after the spin-off distribution by Nabisco Group Holdings Corp. (“NGH”) of all of the outstanding shares of RJR common stock to the stockholders of NGH, through December 31, 2002, in the value of $100 invested in (1) RJR common stock; (2) the Standard & Poor’s 500 Index; and (3) the Standard & Poor’s Tobacco Index.

Comparison of Cumulative Total Return

from June 15, 1999 to December 31, 2002* among RJR
Common Stock, S&P 500 Index and S&P Tobacco Index

	6/15/99	12/31/99	12/31/00	12/31/01	12/31/02

RJR	100.00	57.94	179.17	219.25	175.53
S&P 500 Index	100.00	113.68	103.33	91.05	70.93
S&P Tobacco Index	100.00	63.69	124.03	136.59	127.31

*	Assumes that $100 was invested on June 15, 1999 in RJR common stock or on May 31, 1999 in each index, and that all dividends on RJR common stock and on each stock included in each index were reinvested.

Item 2:   Ratification of Appointment of Independent Auditors

Audit Committee report

      Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RJR’s Board of Directors submits the following report:

      The Board of Directors of RJR has adopted a written Audit Committee Charter. All members of the Audit Committee are independent as defined by the SEC and the New York Stock Exchange’s listing standards.

      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”

      The Audit Committee has received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence.

      Based on review and discussions of the audited financial statements for fiscal year 2002 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2002 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Mary K. Bush
A. D. Frazier
E. V. (Rick) Goings
Denise Ilitch

Audit Committee’s pre-approval policies and procedures

      During 2001, the Audit Committee’s policy was to pre-approve all non-audit services performed by the independent auditors in excess of $1,000,000. For non-audit services below this threshold, management was required to consider the potential impact of providing such services on the independent auditors’ independence. The pre-approval policy was changed in early 2002 to a threshold of $100,000. The policy provides that the Chair may represent the full Committee in granting the approval. In both years, the Committee also was provided with a quarterly summary of fees paid to the independent auditors so that the Committee could consider whether the provision of non-audit services was compatible with maintaining the independent auditors’ independence. The Audit Committee expects to be in compliance with the requirements of the Sarbanes-Oxley Act of 2002 for pre-approval of all audit and non-audit fees by the mandated effective date of May 6, 2003.

Audit fees

      The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our financial statements for each of the years ended December 31, 2002 and 2001, and the reviews of the condensed financial statements included in our Quarterly Reports on Form 10-Q for each of the years ended December 31, 2002 and 2001, were $2,003,139 and $1,972,525, respectively.

Audit-related fees

      The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RJR’s financial statements, other than the services reported above under “Audit fees,” in each of the years ended December 31, 2002 and 2001, were $228,500 and $37,875, respectively. In 2002, audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefits and audits of certain subsidiaries of RJR. In 2001, audit-related fees consisted principally of fees for an audit of the RJR Political Action Committee and assistance with agreed upon procedures for compliance with the Master Settlement Agreement between the participating cigarette manufacturers, including RJR Tobacco, and certain states. The Audit Committee pre-approved 63 percent of the audit-related fees in 2002, but did not pre-approve any of the audit-related fees in 2001.

Tax fees

      The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the years ended December 31, 2002 and 2001, were $494,130 and $223,193, respectively. In 2002, tax fees consisted principally of fees for assistance with a change in calculating LIFO inventory for tax return purposes only, advice in connection with establishing an international joint venture, review and identification of state tax credit opportunities at Santa Fe Natural Tobacco Company, Inc. for the period prior to its acquisition, assistance with tax audits related to the formerly disposed of international business and miscellaneous general tax consultations. In 2001, tax fees consisted principally of fees for assistance with tax compliance reporting, acquisition planning and miscellaneous general tax consultations. The Audit Committee pre-approved 87 percent of the tax fees in 2002, but did not pre-approve any of the tax fees in 2001.

All other fees

      The aggregate fees billed for products and services, other than the services reported above under “Audit fees,” “Audit-related fees” and “Tax fees,” provided by KPMG LLP in each of the years ended December 31, 2002 and 2001, were $83,649 and $142,288, respectively. In 2002, all other fees consisted principally of fees for litigation support assistance. In 2001, all other fees consisted principally of fees for network security audit assistance and assistance with other internal audit activities. The Audit Committee did not pre-approve any of the all other fees in 2002 or 2001.

Ratification of appointment of independent auditors

      The Audit Committee of our Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of RJR for the fiscal year ending December 31, 2003. We are submitting this selection to you for your ratification. KPMG audited RJR’s financial statements for the year ended December 31, 2002. Representatives of KPMG are expected to be present at the annual meeting to make a statement, if KPMG desires, and to answer your questions.

      If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.

      Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2003.

Stockholder Proposals

       Our stockholders have submitted the four proposals described under Items 3, 4, 5 and 6. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RJR. The following proposals have been carefully considered by your Board of Directors, which has concluded that their adoption would not be in the best interests of RJR or its stockholders. For the reasons stated after each proposal and its supporting statement, your Board of Directors recommends a vote AGAINST each of the four proposals.

      Proposals of stockholders intended to be included in RJR’s 2004 annual meeting proxy statement and form of proxy must be received by the Secretary of RJR, in writing, no later than November 22, 2003, at our corporate offices: R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2004 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

      In accordance with RJR’s By-Laws, stockholders who do not submit a proposal for inclusion in our 2004 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2004 annual meeting, must notify the Secretary of RJR, in writing, that they intend to submit their proposal, nomination or other business at our 2004 annual meeting by no earlier than October 23, 2003, and no later than November 22, 2003. RJR’s By-Laws contain detailed requirements that a stockholder’s notice must satisfy. If a stockholder does not comply with the notice requirements, including the deadlines specified above, the persons named as proxies in the form of proxy for the 2004 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2004 meeting. Any stockholder notice and any request for a copy of RJR’s By-Laws should be in writing and addressed to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, North Carolina 27102-2866.

      For a further discussion of the Board nomination process, see page 10 of this proxy statement under the heading “Corporate Governance and Nominating Committee.”

Item 3:      Stockholder Proposal on Environmental Tobacco Smoke

       Three stockholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:

      “WHEREAS in June, 2002, a Miami, Florida court awarded $5.5 million to a flight attendant harmed by environmental tobacco smoke [ETS] exposure. More than 2,000 similar cases are pending;

      “Our Company was sued by a class of flight attendants claiming their exposure to ETS increased their risk of contracting lung cancer from ETS. We have already paid millions of dollars to settle that lawsuit;

      “Our Company admits smoking causes lung cancer. Yet we fail to accept overwhelming scientific evidence that involuntary exposure to ETS causes lung cancer. Also, the Company funds efforts to block regulatory and legislative attempts to prohibit smoking in the workplace;

      “A June 2002 summary of findings by the United Nations’ International Agency for Research on Cancer [IARC] stated that scientific evidence on the carcinogenic effects of passive smoking was conclusive. It noted ETS increases the risk for lung cancer 20%;

      “An August 2002 study in CHEST, the magazine of the American College of Chest Physicians, confirmed that asthmatic children exposed to ETS are more likely to have increased respiratory symptoms, decreased lung function and school absences;

      “The Journal of the American Medical Association reported in 2001 (436-41): ‘Before exposure to environmental tobacco smoke, coronary flow velocity reserve was significantly higher in nonsmokers than in smokers. After exposure ...[it] decreased and was not significantly different from that of smokers.’

Commenting on this study, a JAMA editorial stated: ‘The investigators demonstrated that, in healthy young volunteers, just 30 minutes of exposure to secondhand smoke compromised the endothelial function in coronary arteries of nonsmokers in a way that made the endothelial response of nonsmokers indistinguishable from that of habitual smokers;’

      “A 2001 Canadian study (in International Journal of Cancer) conclusively showed that the more people smoke in the workplace, the greater the risks for nonsmokers. The Globe and Mail reported (07/12/01) that people routinely exposed to significant ETS (ie, workers in bars and restaurants), face a three-times greater risk for lung cancer;

      “In May 2000, the U.S. National Institute of Environmental Health Sciences added directly inhaled tobacco smoke (i.e., ETS) to its ‘known human carcinogens’ list;

      “In a report published in 1999, researchers discovered that breathing other people’s cigarette smoke makes nonsmokers 82% more likely to suffer a stroke, increasing the risk of heart disease, heart attack, lung, and breast cancer, and breathing-related diseases (Tobacco Control, August, 1999);

      “Our Company has funded numerous restaurant and hospitality associations in their effort to oppose laws prohibiting smoking in restaurants and bars. We also sponsor events in bars wherein we provide cigarettes for patrons;

      “RESOLVED: shareholders request the Company find appropriate mechanisms to develop and implement a continuing program to warn persons who smoke, who are exposed to ETS (such as restaurant and bar workers) or who are responsible for minors who are exposed to ETS from our Company’s products, that tobacco smoke is hazardous to smokers and nonsmokers alike and to specify the nature of the hazards.”

Your Board of Directors recommends a vote AGAINST this proposal.

      This proposal is substantially similar to the proposal that was submitted to a vote of the stockholders at the 2002 annual meeting, at which time it received a favorable vote from only 3.8% of the stockholders voting.

      The goals of this proposal have already been widely achieved through the efforts of numerous government, public and private organizations that have been active and effective in warning the public about the reported risks of exposure to secondhand smoke. For years, government and public health organizations have overwhelmingly believed, and have broadly communicated, that exposure to secondhand smoke causes lung cancer and heart disease in nonsmoking adults and is associated with asthma, respiratory infections and other serious conditions in children.

      Although RJR and its operating subsidiaries believe there are still legitimate scientific questions concerning the reported risks of secondhand smoke, public opinion polls show that the vast majority of Americans believe that secondhand smoke is harmful, and public policy has reflected this belief. For example: (1) smoking has been banned on all domestic airline flights for more than a decade; (2) in December 2001, the U.S. Occupational Safety and Health Administration (OSHA) withdrew its efforts to institute a national workplace smoking rule and noted that almost 70 percent of Americans were working in smoke-free environments; (3) according to the American Nonsmokers’ Rights Foundation, as of December 9, 2002, there were local and state laws in more than 1,530 communities that ban or restrict smoking in indoor environments; (4) as a matter of law, policy or practice, many, if not most, schools, day-care centers, fast-food restaurants and other places where children gather are virtually smoke-free; and (5) in 2001, the Centers for Disease Control reported a dramatic reduction in exposure of the general U.S. population to secondhand smoke over the course of a decade.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 4:   Stockholder Proposal on Cigarette Sales Over the Internet

       A stockholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

      “Whereas: Our Company is on record in support and implementation of effective anti-smuggling measures including the selection of customers, ensuring that we expect compliance with law, and ensuring that our company does not receive funds derived from illegal activities.

      “However, we believe this public commitment to undermine smuggling is itself being undermined by a lack of a parallel commitment to address critical concerns related to cigarette sales over the internet.

      “An August 2002 report of the United States General Accounting Office found that a majority of Internet web sites (78%) that sell tobacco products do not comply with the federal Jenkins Act. The Jenkins Act requires web sites to report the names of purchasers of tobacco products to state tax departments so that the states can collect excise taxes. None of the 147 web sites stated that they report cigarette sales to State tax departments.

      “The same report found that States which have taken action to promote compliance by Internet cigarette vendors have had limited success. According to Forester Research Inc., states could lose as much as $1.4 billion in tax revenue from unreported Internet tobacco sales by 2005.

      “A 2001 study by Ribisl found that nearly all of the 88 sites he surveyed sold premium or value brand cigarettes.

      “A recent Minnesota study found that under-aged teens were able to place orders for cigarettes on five web sites. All of the sites accepted all orders without checking the buyers’ ages. Eighty percent of packages sent as a result of the sales were delivered without checking the age of the person accepting the delivery.

      “The refusal of our Internet retailers to comply with a federal tax law could result in their being charged with evasion of state excise tax payments since the above practices are equivalent to brick and mortar retailers selling untaxed contraband cigarettes.

      “In order to ensure our company be a good corporate citizen by paying its fair share of taxes we propose the following resolution:

      “That the shareholders request The Board to establish a committee of independent directors to determine ways to ensure our Company is not involved in any way in selling cigarettes over the Internet that may enable youth to have illegal access to our tobacco products. We request that it report its findings and recommendations to the shareholders prior to the 2004 annual meeting.”

The proponent has submitted the following statement in support of this proposal:

      “We suggest that a way of accomplishing this goal be that our company require Internet retailers to adopt effective measures to prevent the illegal sale of cigarettes to children including but not limited to the retailer obtaining a copy of a proper identification with adults signing for the product at time of delivery showing their government-issued identification card indicating their age which qualifies them to be an adult.”

Your Board of Directors recommends a vote AGAINST this proposal.

      This proposal identifies two reasons why, according to the proponent, the sale of cigarettes over the Internet has become a problem. The reasons stated are (1) cigarette vendors are neither collecting appropriate state taxes nor reporting cigarette sales to state tax departments and (2) cigarette vendors are accepting orders for cigarettes from under-age youth. Based upon the nature and extent of the involvement of RJR’s operating subsidiaries in the sale of cigarettes over the Internet and the fact that RJR cannot be expected to become the enforcer of laws against unrelated third parties, RJR’s management believes that the proposed actions set forth in this proposal are unnecessary and are not capable of being implemented by RJR.

      RJR’s operating subsidiary, Santa Fe Natural Tobacco Company, Inc. (referred to in this proxy statement as “Santa Fe”), does not offer any tobacco products for sale over the Internet. RJR Tobacco offers for sale and accepts orders via the Internet from adult smokers in 37 states for only one of its cigarette brands, ECLIPSE, through the restricted-access ECLIPSE web site (www.eclipse.rjrt.com). The ECLIPSE web site is directed to a small group of adult smokers who are interested in a cigarette that primarily heats rather than burns tobacco and may present smokers with less risk of some, but not all, smoking-related diseases. Internet sales of ECLIPSE account for a very small portion of RJR Tobacco’s total annual cigarette sales.

      RJR Tobacco has adopted strict policies and procedures to ensure that its ECLIPSE web site does not enable youth to have access to tobacco products. All product sold through the web site is properly tax-stamped, and all applicable state sales and excise taxes are remitted to the state to which the product is being mailed. Significant features of the ECLIPSE web site include the following:

•	The web site is an age-restricted site that cannot be accessed to purchase cigarettes without registering for and receiving a unique personal identification number and password. In order to obtain a personal identification number and password, an individual must complete both an age certification and be verified as being 21 years of age or older. Verification of a certified age is obtained by RJR Tobacco by (1) reference to data compiled by independent third parties for purposes other than the sale of cigarettes or (2) presentation of state-issued proof of age by the individual. This process is described in more detail below.

•	The web site prominently displays the Surgeon General’s warning on all pages and states that the web site is solely for adult smokers 21 years of age or older.

•	RJR Tobacco has registered the site as an age-restricted site with certain filtering services (i.e., “Net Nanny,” “Cybersitter,” “Surf Watch,” and “Cyber Patrol”) to aid the use of filtering software to prevent minors from receiving age-restricted materials.

•	To reinforce the seriousness of the certification, the age certification form includes a warning that providing false information in order to purchase cigarettes may constitute a violation of law.

      RJR Tobacco’s age verification process compliments the certification safeguard by providing an independent means for RJR Tobacco to check the ages of certified smokers. Various ways are used by RJR Tobacco to verify whether a certified smoker is 21 years of age or older. Some smokers provide their certifications and a photocopy of an official identification such as a driver’s license or government-issued identification. The name, address and date of birth on the certification must match the information on the official identification, and must verify that the individual is 21 years of age or older.

      Alternatively, the names and addresses of individuals who have provided certifications to RJR Tobacco by phone or on-line are matched to five different third-party compilers’ databases for the sole purpose of age verification. These compilers provide reliable demographic information on consumers (based on records such as drivers’ licenses and credit reports). The certified smokers’ names and addresses are compared against the third-party compilers’ databases to provide RJR Tobacco with date of birth information. In the event any one of the five compilers’ databases indicates that a name and address is associated with someone under age 21 (meaning that information has been falsified on the certification), RJR Tobacco refuses to issue a personal identification number or password, thereby denying access to the web site to such person.

      In addition to the stringent age verification safeguards established by RJR Tobacco, certain other factors make the ECLIPSE web site a highly unlikely source for youth access to tobacco products. First, the ECLIPSE brand is a full price brand that is not offered at a discounted price. Second, all product sold through the ECLIPSE web site is properly tax-stamped, and all applicable state sales and excise taxes are included in the cost and are remitted to the state to which the product is being mailed. Finally, all purchases from the ECLIPSE web site require the use of a credit or debit card, and adult smokers have the option to have orders shipped with an adult signature required upon delivery at no additional charge.

      Beyond the measures implemented with respect to the ECLIPSE web site, neither RJR nor its operating subsidiaries can be reasonably expected to enforce laws against unrelated third parties who are engaged in the sale of cigarettes over the Internet, particularly when government agencies with law enforcement powers and resources have not been successful in doing so. RJR Tobacco is working with various state legislatures to adopt appropriate laws to ensure stringent age certification and verification of all purchasers of cigarettes and to put in place the necessary safeguards for delivery of cigarettes to adult smokers.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:      Stockholder Proposal on Warnings Related to Health Risks of Smoking “Light” Brands

       A stockholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

      “Whereas: The National Cancer Institute has concluded that the changes in cigarette design implemented over the last 50 years have not reduced the disease risk of smoking. It also showed that the machine measured yields of tar and nicotine presented in tobacco advertising do not provide meaningful information to smokers about the amounts of tar and nicotine they actually will receive from smoking different brands of cigarettes, including those labeled ‘light,’ ‘ultra-light,’ or ‘mild.’

      “The same study concluded that ‘many smokers chose these products as an alternative to cessation — a change that would produce real reduction in disease risks — making this deception an urgent public health issue’.

      “Commenting on this study, the Editor of a well-known magazine covering the tobacco industry, Tobacco Reporter, wrote: The report is likely to embolden those looking to ban product descriptors such as ‘light’ and ‘mild.’ It also has provided a boon to trial lawyers — the study has already made its way into at least one court case as ‘evidence’ of deceptive industry practices.’

      “In a recent Oregon court case, one tobacco manufacturer was sued in part for deceptively marketing light cigarettes as being safer and lost that suit with damages totaling $150 million. Meanwhile, there are six certified class action suits against tobacco manufacturers for deceptively promoting light cigarettes as being safer than regular cigarettes. If these cases go against our company, we could possibly lose billions of dollars.

      “The Canadian government has concluded the terms low tar, light, and ultralight are deceptive to the consumer. The European Union and Brazil have banned the terms. The World Health Organization recommends banning the terms light and ultralight as misleading.

      “Most smokers believe ‘Lights and ‘Ultra Lights’ are less harsh and deliver less tar and nicotine. On average, smokers believe that Lights afford a 25% reduction in risk, and Ultra Lights a 33% reduction in risk (Tobacco Control 10 [2001], i17).

      “The Editor of Tobacco Reporter above who wrote about the National Cancer Institute Report’s concerns about peoples’ misperceptions about ‘light’ and ‘ultralight’ brands, also opined that, as long as people do not embrace ‘the healthiest option,’ ie., ‘to kick the habit altogether,’ tobacco companies ‘better not to make any healthy claims at all.’

      “RESOLVED that shareholders request the Board to find appropriate ways of informing our customers about the actual health risks of smoking ‘light and ultralight’ cigarettes to disassociate them from any belief that such products are safer and deliver less tar and nicotine.”

      The proponent has submitted the following statement in support of this proposal:

      “We suggest that such ways include a campaign that would sponsor, but not be limited to, paid television advertising, package inserts in ‘light’ and ‘ultralight’ cigarettes that inform consumers about the fact that the lower FTC tar and nicotine numbers do not mean a low exposure to tar or nicotine or a reduction in disease risk. We also believe such information should include results of our own testing of our ‘light’ and ‘ultralight’ brands to determine how much nicotine a brand actually delivers to the consumer.”

Your Board of Directors recommends a vote AGAINST this proposal.

      RJR takes exception to the underlying premises stated in this proposal. RJR’s management believes that at least three of the underlying premises of the proposal are unsubstantiated and/or of questionable validity and that the actions proposed by the stockholder to be taken by RJR are neither justified nor necessary. The proposal incorrectly assumes: (1) that smokers are not already adequately warned of the health risks of all cigarettes, including “light” and “ultra light” cigarettes, (2) that any differences in the actual health risks of specific types of cigarettes are known and that “light” and “ultra light” cigarettes are not safer than their full-flavor counterparts, and (3) that further independent action by RJR is necessary at this time. In addition, if implemented, this proposal could significantly interfere with RJR’s defense of pending litigation. Accordingly, RJR’s management opposes this proposal.

      RJR’s operating subsidiaries, RJR Tobacco and Santa Fe, offer a wide variety of cigarette brand-styles, ranging from some styles that are among the lowest “tar” products on the market to a number of full-flavor cigarette styles. RJR Tobacco and Santa Fe, like other cigarette manufacturers, use brand descriptors such as “full flavor,” “light” and “ultra light” to differentiate cigarette brand-styles in terms of such characteristics as strength of taste and reported “tar” and nicotine yield. These terms do not, and are not meant to, imply that any cigarette brand-style, or any category of cigarettes, is safer than any other.

      Assumption that Smokers are Not Already Adequately Warned. RJR believes, as the Surgeon General and other public health officials have consistently stated, that no cigarette is safe. The packages and advertisements for all domestic cigarettes, including “light” and “ultra light” cigarettes, carry the Surgeon General’s warnings, which the United States Supreme Court has said are adequate as a matter of law to inform smokers of the health risks of smoking. In addition, each operating subsidiary’s web site contains links to other pages that detail in great depth additional information about “light” and “ultra light” cigarettes. More generally, the warnings carried on the cigarettes of RJR’s operating subsidiaries fully comply with the laws of all jurisdictions in which they conduct business.

      Assumption That Any Differences in the Actual Health Risks of Specific Types of Cigarettes are Known and that “Light” and “Ultra Light” Cigarettes are Not Safer. The proposal presupposes that the actual health risks of “light” and “ultra light” cigarettes, compared to cigarettes yielding higher levels of “tar” and nicotine, are, in fact, known and that “light” and “ultra light” cigarettes are not safer than their full-flavor counterparts. Since the 1960s, epidemiological studies consistently have shown that smokers of cigarettes yielding less “tar” and nicotine in the Federal Trade Commission (referred to in this proxy statement as the “FTC”) test have lower lung cancer death rates than smokers of higher “tar” cigarettes. On that basis, numerous scientific and public health reports, including several Surgeon Generals’ Reports, concluded that lower “tar” cigarettes posed a lower risk.

      Even the National Cancer Institute’s November 2001 Monograph 13 (which is cited by the stockholder in its proposal) acknowledges that “the clear impression from these studies taken as a whole is that there is a lower risk of lung cancer among populations of smokers who use lower yield products.” Although the authors of Monograph 13 now question the conclusion that “light” cigarettes are safer, even they acknowledge that the evidence regarding the relative safety of “light” cigarettes is at least conflicting:

The three lines of evidence on lung cancer risk reduction in relation to changes in cigarette design provide somewhat inconsistent findings, perhaps reflecting methodological limitations and the limited number of studies available . . . . The different findings across these three lines of epidemiological evidence cannot be reconciled with available information.

      Assumption That Further Independent Action By RJR is Necessary at This Time. The stockholder proposal ignores that the very topic it addresses is subject to continuing governmental oversight and that the government has not seen fit to adopt the proposed measures. For example, the relative health risks of “light” and “ultra light” cigarettes is a subject of continuing review by the FTC, which has jurisdiction over cigarette advertising, including the use of descriptors “light” and “ultra light,” and which currently requires cigarette manufacturers to include in every domestic cigarette advertisement the FTC “tar” and nicotine yields of the advertised cigarette. The FTC so far has not changed its test method, has not relieved cigarette manufacturers of the requirement that FTC “tar” and nicotine yields be reported in cigarette advertising, and has not prohibited the use of the descriptors “light” and “ultra light.” Under these circumstances, RJR’s management believes that the underlying premises of the stockholder’s proposal are unsubstantiated and/or of questionable validity.

      Impact on Litigation Strategy. Finally, this proposal squarely implicates issues that are the subject matter of multiple lawsuits involving RJR and RJR Tobacco. RJR and RJR Tobacco are vigorously defending such actions and intend to continue to do so. The management of any company has a basic obligation and right to defend shareholders’ assets against unwarranted litigation. This proposal would interfere with and preempt management’s right and duty to defend such litigation, and therefore, is inappropriate.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 6:   Stockholder Proposal on Report on Smuggling

       A stockholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

      “WHEREAS, the European Commission filed a civil lawsuit in federal court in Brooklyn, NY in October, 2002, alleging R.J. Reynolds Tobacco International and related companies have been involved in laundering criminal proceeds in EU member countries and elsewhere through cigarette sales. The EU filed the suit ‘to obtain injunctive relief to stop the laundering of the proceeds of illegal activities and to seek compensation for losses sustained.’

(http://europa.eu.int/rapid/start/cgi/guesten.ksh?p action.gettxt = gt&doc = IP/02/15 92%7CO%%7CRAPID&1g = EN&display)

      “The suit alleges our Company and Japan Tobacco ‘knowingly sell their products to organized crime, arrange for secret payments from organized crime, and launder such proceeds in the United States or offshore venues known for bank secrecy;’

      “It alleges the company has ‘laundered the illegal proceeds of members of Italian, Russian, and Colombian organized crime through financial institutions in New York City,’ and has ‘even chosen to do business in Iraq, in violation of U.S. sanctions, in transactions that financed both the Iraqi regime and terrorist groups;

      “At the same time, The Wall Street Journal featured its own investigative report stating our company may be or has been involved in selling ‘billions of Winstons and other American-brand cigarettes . . . inside Iraq.’ One Middle East distributor claims he built a thriving market in Iraq with the blessing of the former RJR unit’ (10/31/02);

      “At the same time, The Los Angeles Times (11/10/02), told how, in the early 1990s, the company amassed more than $600 million in revenue and more than $100 million in profit from contraband sales, according to Canadian authorities. While an ‘obscure unit of R.J. Reynolds pleaded guilty to a smuggling-related offense and paid $15 million in fines,’ the Company denied involvement;

      “Since 1997 this resolution’s proponents have asked the company to report to shareholders on the matter. While the Company responded it has not been involved, it reportedly continued selling cigarettes to people, including Michael Haenggi, who openly admitted reselling them to smugglers. And, since its denials, the lawsuits and allegations have increased. Therefore . . .

      “RESOLVED: shareholders request the Board to establish a committee of independent directors to determine the extent of our Company’s past or present involvement directly or indirectly in any smuggling of its cigarettes throughout the world. We recommend this Committee make appropriate recommendations to ensure that our Company is not involved in any way in selling cigarettes in ways that might assist smuggling and that it not sell cigarettes to any distributor or any other person who cannot fully and accurately account for the source of the funds with which the cigarettes were purchased. We also recommend the Committee include recommendations ensuring the Company will not engage in any practices by which distributors, shippers, or wholesales can pay for the cigarettes in questions into offshore corporations and bank accounts or other locations that limit the ability of governments to track the sale of cigarettes or payment for said cigarettes. This Committee shall report its findings and recommendations to the shareholders prior to the 2004 annual meeting.”

Your Board of Directors recommends a vote AGAINST this proposal.

      Active lawsuits are pending against RJR and certain of its subsidiaries in which claims based on smuggling and/or money laundering have been asserted against them. RJR’s management believes that there is no merit to these lawsuits. RJR has defended and intends to continue to vigorously defend the allegations brought in these lawsuits. If implemented, the stockholder’s specific proposal could significantly interfere with management’s right and duty to defend against this unwarranted litigation, and therefore, such proposal is inappropriate.

      Further, RJR does not believe that its effectiveness in deterring cigarette smuggling would be enhanced by the creation of another independent committee of the Board, as is recommended by this stockholder proposal. Such a committee and its report, also recommended by the proposal, would result in unnecessary duplication of policies, procedures and reporting already in existence. There is no reason to believe that the creation of a new layer of review and reporting will add anything to the effectiveness of this process.

      RJR and its subsidiaries have a long history of cooperating with appropriate federal, state and local law enforcement agencies to resolve and prevent smuggling, counterfeiting and illegal cross-border sales of cigarettes. These agencies range from the Bureau of Alcohol, Tobacco and Firearms and Federal Bureau of Investigation to local sheriffs’ offices.

      Moreover, RJR and its subsidiaries have already expended significant resources and efforts to determine and establish methods to ensure that it is not involved in activities related to smuggling, money laundering and similar activities. Steps have been taken to ensure that RJR and its subsidiaries are in compliance with laws applicable to their business operations and activities, including laws that relate to smuggling and money laundering. First, RJR maintains a legal compliance training and an annual certification program throughout RJR and its subsidiaries, which is supervised by the general counsel of the Company and of each operating subsidiary and overseen by the Audit Committee of the Board of Directors (a committee composed exclusively of independent directors). Every employee of RJR and its subsidiaries is required to certify annually their understanding of, and compliance with, RJR’s Standards of Business Conduct, which provides in part, “[c]ompliance with applicable laws is a critical element of our ethical standards. All employees should understand those laws which apply to them in the performance of their jobs and ensure that Company operations with which they are involved are conducted in conformity with those laws.” The complete version of the Standards of Business Conduct can be found in the “Inside RJRTH” section of the www.RJRHoldings.com web site, under “Corporate Governance.” The status of RJR’s compliance with the Standards of Business Conduct and certification program have been periodically reported to the Audit Committee of the Board of Directors by RJR’s management.

      Second, RJR has an active internal audit function headed by a vice president. The internal audit team, among other things, periodically reviews internal control systems related to operating company sales and distribution practices and reports its activities to RJR’s and its operating subsidiaries’ senior management and to the Audit Committee during the course of each year. In addition to its annual internal audit program, the internal audit team responds to special inquiries from the Audit Committee as appropriate.

      Third, RJR Tobacco includes provisions in contracts for the sale of cigarettes to its direct buying customers in the U.S. domestic market that are designed to prevent the sale or distribution of product, intended for export, in the U.S. domestic duty paid channels. RJR Tobacco also includes a number of provisions in contracts with customers for the purchase of cigarettes for resale and consumption outside of the United States requiring the buyer to (1) commit that it will not transship, import, export, distribute or sell the cigarettes in any jurisdiction in violation of customs regulations, excise, tax and other applicable laws, (2) commit that it will not transship, import, export, distribute or sell the cigarettes in any of the Prohibited Countries or to any Designated Person (as such terms are defined in the contracts) or otherwise conduct its affairs in violation of any United States law or regulation, (3) affirm that it has conducted its business at all times in the past in substantial compliance with all applicable laws, regulations and other governmental requirements, and (4) affirm that it has not in the past violated the laws, regulations or other governmental requirements relating to cigarettes in any jurisdiction in which it proposes to transship, distribute or sell the cigarettes.

      Because the clear purposes and objectives of the proposal have already been substantially implemented, the proposal is unnecessary and would needlessly duplicate existing responsibilities of the internal audit team, management and the Audit Committee.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 7:   Other Matters

       We do not know of any matters to be acted upon at the meeting other than those items discussed in this proxy statement. If any other matter is presented, the individuals named as proxies will vote on the matter in their best judgment.

Cost and Method of Proxy Solicitation

       We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We have retained MacKenzie Partners, Inc. for an estimated fee of $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation. We will reimburse brokers, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

      If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

By Order of the Board of Directors

McDara P. Folan, III
Secretary

Winston-Salem, North Carolina
March 21, 2003

Your Vote is Important!

1.	We urge you to vote your shares by proxy even if you plan to attend the 2003 annual meeting. You can always change your vote at the meeting.

    There are three ways to vote by proxy:

•	By telephone. You can vote by telephone by calling 1-800-690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card;

•	By Internet. You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen; or

•	By mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

2.	If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers.

3.	If you have any questions or need assistance in voting your shares, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect)
or
(800) 322-2885 (toll free)

YOUR VOTE IS IMPORTANT!

Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Participants in the R. J. Reynolds Capital Investment Plan Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico

     Shares of common stock of R.J. Reynolds Tobacco Holdings, Inc. will be voted as you direct if this card is completed by you and received by ADP on or before April 28, 2003. ADP is responsible for tabulating the returns. Shares for which no instructions are received will be voted in the same proportion as the shares for which instructions are received.

If you have any questions or need assistance in voting your shares, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

(212) 929-5500 (collect)
or
(800) 322-2885 (toll-free)

•      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET      •

R.J. REYNOLDS TOBACCO HOLDINGS, INC.
P R O X Y
 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on April 30, 2003.

The undersigned hereby appoints Andrew J. Schindler, Charles A. Blixt and McDara P. Folan, III, and each of them (with full power of substitution), as proxies of the undersigned, to vote all shares of the common stock of R.J. Reynolds Tobacco Holdings, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 2003 at 9:00 a.m., and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned also provides instructions to Citibank, N.A., as Trustee under the R. J. Reynolds Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of R.J. Reynolds Tobacco Holdings, Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting.

Change of address:
R.J. REYNOLDS TOBACCO HOLDINGS, INC.
P.O. BOX 11009
NEW YORK, NY 10203-0009

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

(Continued and to be signed and dated on reverse side.)

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2003 (April 27, 2003 for CIP or SIP participants). Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2003 (April 27, 2003 for CIP or SIP participants). Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to R.J. Reynolds Tobacco Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RJRNL1               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

Election Of Directors

1.	Election of Class I Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:
	(01) Mary K. Bush, (02) John T. Chain, Jr., (03) Thomas C. Wajnert	☐	☐	☐

		For	Against	Abstain
Vote On Proposals

2.	Ratification of KPMG LLP as Independent Auditors	☐	☐	☐

3.	Stockholder proposal on environmental tobacco smoke	☐	☐	☐

4.	Stockholder proposal on cigarette sales over the Internet	☐	☐	☐

5.	Stockholder proposal on warnings related to health risks of smoking “light” brands	☐	☐	☐

6.	Stockholder proposal on report on smuggling	☐	☐	☐

Shares for which no instructions are received will be voted by the proxies FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6, and by Citibank, as Trustee under the CIP, and Vanguard, as
Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

Mark this box if change of address is noted on reverse side.	☐

NOTE: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear on your account. When signing as a fiduciary, please give your full title as such.
Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date